The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. -  SP Small
Cap Value Portfolio

1.   Name of Issuer:  Packaging Corporation of America


2.   Date of Purchase:  December 15, 2005


3.   Number of Securities Purchased:  3,394


4.   Dollar Amount of Purchase:  $72,982.00


5.   Price Per Unit:  $21.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased: JP Morgan Securities Inc.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman Sachs & Company